Prospectus Supplement No. 13	Filed Pursuant to Rule 424(b)(3) and Rule 424(b)(7)
(To Prospectus dated August 22, 2006)	Registration Number 333-136819
$143,750,000
QUANTA SERVICES, INC.
3.75% Convertible Subordinated Notes Due 2026
and the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by selling security holders of our 3.75% Convertible Subordinated Notes Due 2026 and the shares of our common stock issuable upon conversion of the notes.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the original prospectus dated August 22, 2006, Supplement No. 1 to such prospectus dated August 31, 2006, Supplement No. 2 to such prospectus dated September 14, 2006, Supplement No. 3 to such prospectus dated September 28, 2006, Supplement No. 4 to such prospectus dated November 1, 2006, Supplement No. 5 to such prospectus dated January 11, 2007, Supplement No. 6 to such prospectus dated January 31, 2007, Supplement No. 7 to such prospectus dated April 25, 2007, Supplement No. 8 to such prospectus dated April 25, 2007, Supplement No. 9 to such prospectus dated July 9, 2007, Supplement No. 10 to such prospectus dated August 21, 2007, Supplement No. 11 to such prospectus dated February 8, 2008, and Supplement No. 12 to such prospectus dated September 10, 2008. The terms of the notes are set forth in the original prospectus.
Investing in these securities involves risks. See “Risk Factors” beginning on page 10 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the shares of common stock issuable upon conversion of the notes or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 18, 2008.

SELLING SECURITY HOLDERS
     The information in the table appearing under the heading “Selling Security Holders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below. This information was furnished to us by the selling security holders listed below on or before September 18, 2008.
     Based on information provided by the selling security holders, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years.

	Principal Amount of		Shares of Common		Shares of Common
	Notes Beneficially		Stock Beneficially		Stock Beneficially	Percentage of
	Owned and	Percentage of Notes	Owned Prior to	Shares of Common	Owned After	Common Stock
Name	Offered	Outstanding	Offering	Stock Offered	Offering	Outstanding
J.P. Morgan Securities Inc. (1)	$380,000	*	27,150	16,957	10,193	*

*	Less than one percent.

(1)	J.P. Morgan Securities Inc. was an initial purchaser of the notes. J.P. Morgan Securities Inc. has informed us that it is a registered broker-dealer, and as a result, it is an underwriter in connection with the sale of the notes. J.P. Morgan Securities Inc. is an indirect wholly-owned subsidiary of JPMorgan Chase & Co., a publicly traded entity.